SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
January 22, 2009
Date of Report (date of earliest event reported)
INTEVAC, INC.
(Exact name of Registrant as specified in its charter)

State of California (State or other jurisdiction of incorporation or organization)	0-26946 (Commission File Number)	94-3125814 (IRS Employer Identification Number)
3560 Bassett Street
Santa Clara, CA 95054
(Address of principal executive offices)
(408) 986-9888
(Registrant’s telephone number, including area code)
N/A
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
     On January 22, 2009, Intevac, Inc. (the “Company”) completed an interim analysis of the value of its goodwill and intangible assets for potential impairment and based on such analysis, management determined that it will incur material non-cash impairment charges related to its goodwill and intangible assets in the fourth quarter of fiscal 2008. The Company expects that it will record a non-cash impairment charge of $9.7 million against goodwill related to its Equipment reporting unit. In addition the Company concluded that it will record impairment charges of $808,000 against certain acquired purchased technology intangible assets. The goodwill and intangible assets were derived from previous acquisitions. During the fourth quarter, there was a decline in the Company’s market capitalization as a result of the adverse impact of the current macroeconomic business environment on the Company’s long-term financial outlook. These factors triggered the Company’s performance of interim impairment tests on its goodwill and intangible assets as required under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets.” The Company will not be required to make any current or future cash expenditures as a result of these impairments. These impairment charges will be reflected in the Company’s financial statements as of and for the fiscal quarter and year ended December 31, 2008.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.
Date: January 23, 2009	By:	/s/ JEFFREY ANDRESON
Jeffrey Andreson
Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary